EX‑35.2

(logo) WELLS                        Commercial Mortgage Servicing

      FARGO                            D1086-120, 12th Floor

                                550 South Tryon Street

                                Charlotte, NC 28202

                                1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2012, by and among Morgan Stanley Capital Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Custodian, Certificate Administrator, Certificate Registrar and Authenticating Agent, Midland Loan Services, a division of PNC Bank, National Association, as Special Servicer, Situs Holdings, LLC, as Trust Advisor and U.S. Bank, National Association as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2012-C6 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of the Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.       A review of the activities of the Master Servicer during the period from January 1, 2014 through December 31, 2014 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.       To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

                /s/ Daniel Bober

                Daniel Bober

                Executive Vice President

                Wells Fargo Bank

Wells Fargo Bank, N.A.                                                                                                                                                         (logo) Together we’ll go far